FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
THIRD QUARTER 2014 RESULTS AND ANNOUNCES
FOURTH QUARTER 2014 GUIDANCE
Cudahy, WI - October 29, 2014 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and nine months ended September 30, 2014.
Third quarter 2014 diluted income per share available to common stockholders was $0.40 before acquisition transaction expenses of $1.9 million compared with $0.36 in the prior year quarter before acquisition transaction expenses of $0.6 million.
Revenues for the quarter ended September 30, 2014 increased 37.2% to $498.1 million from $363.2 million for the quarter ended September 30, 2013. Third quarter 2014 net income available to common stockholders was $14.4 million compared with $13.2 million in the prior year quarter. Third quarter 2014 diluted income per share available to common stockholders was $0.37 compared with $0.35 in the prior year quarter.
Roadrunner's summary financial results for the three and nine months ended September 30 are highlighted below.

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$498,086	$363,156	$1,340,298	$994,444
Purchased transportation cost	$347,247	$253,158	$926,600	$687,422
Depreciation and amortization	6,319	4,029	16,788	11,230
Other operating expenses	117,314	81,749	323,133	227,747
Acquisition transaction expenses	1,926	561	2,305	851
Operating income	$25,280	$23,659	$71,472	$67,194
Net income available to common stockholders	14,413	13,230	39,595	37,782
Weighted average diluted shares outstanding	39,380	38,191	39,268	37,469
Diluted income per share available to common stockholders	$0.37	$0.35	$1.01	$1.01
Roadrunner's earnings before interest, taxes, depreciation, and amortization ("EBITDA"), a non-GAAP financial measure, of $31.6 million for the quarter ended September 30, 2014 represented an increase of 14.1% from EBITDA of $27.7 million for the quarter ended September 30, 2013. EBITDA before $1.9 million of acquisition transaction expenses was $33.5 million in the third quarter of 2014 which was an increase of 18.7% over EBITDA before $0.6 million of acquisition transaction expenses of $28.2 million in the third quarter of 2013. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In thousands)
Net income	$14,413	$13,230	$39,595	$37,782
Plus: Provision for income taxes	7,040	8,351	22,941	23,849
Plus: Total interest expense	3,827	2,078	8,936	5,563
Plus: Depreciation and amortization	6,319	4,029	16,788	11,230
EBITDA	$31,599	$27,688	$88,260	$78,424

Third Quarter 2014 Results
In discussing the company's third quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Third quarter diluted income per share before acquisition transaction expenses increased 11.4% from $0.36 in the third quarter of 2013 to $0.40 in the third quarter of 2014. We were pleased that our TL and TMS segments once again had record revenue and operating income for the third quarter. Our TL segment surpassed its previous quarterly revenue record by 13.9% and its previous quarterly record for operating income by 15.0%. Our TMS segment surpassed its previous quarterly revenue record by 6.6% and its previous quarterly record for operating income by 10.2%. Our LTL segment also surpassed its previous quarterly revenue record by 1.0%, although operating income in our LTL segment was negatively impacted by increased purchased power costs. Our third quarter 2014 results were impacted by unusually large acquisition transaction expenses primarily related to our Active Aero acquisition, as well as certain settlement and employee transition costs. These costs were substantially offset, on an after-tax basis, by net contingent earnout adjustments of $3.3 million related to prior acquisitions within our TL segment, which also reduced our effective tax rate from 38.7% for the third quarter of 2013 to 32.8% for the third quarter of 2014. Overall, organic and acquisition growth led to a 37.2% increase in third quarter 2014 revenues and a 14.1% improvement in EBITDA over the prior year quarter.
“Revenues for TL, our largest revenue segment, grew by $92.8 million, or 54.5%, during the third quarter of 2014 from the prior year third quarter. Incremental revenues from our 2013 and 2014 acquisitions accounted for $79.7 million of the increase, with the remaining $13.1 million representing 7.7% organic growth. The positive impact of our recent TL acquisitions and organic revenue growth led to a 70.4% increase in TL operating income quarter-over-quarter.
“LTL revenues grew by $6.9 million, or 4.8%, during the third quarter of 2014 from the prior year third quarter. Our LTL operating ratio deteriorated from 92.4% in the third quarter of 2013 to 96.4% in the third quarter of 2014. The primary factor contributing to the increased LTL operating ratio was increased purchased power rates in the third quarter of 2014 compared to the third quarter of 2013. We expect our LTL operating ratio to improve in future quarters as a result of management transition, operational and sales restructuring, and increased independent contractor additions, as well as pricing initiatives.
“TMS revenue grew by $36.3 million, or 71.3%, during the third quarter of 2014 from the prior year third quarter, primarily as a result of our acquisitions of Marisol International and Unitrans. The positive impact of our recent TMS acquisitions led to a 44.8% increase in TMS operating income quarter-over-quarter."

Fourth Quarter 2014 Guidance
Commenting on guidance for the fourth quarter of 2014, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the fourth quarter to be in the range of $475 million to $500 million, representing an increase of 29% to 36% from the fourth quarter of 2013. We expect diluted income per share available to common stockholders to be between $0.33 and $0.37, compared with diluted income per share available to common stockholders of $0.29 in the prior year quarter."
Third Quarter 2014 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues increased 54.5% to $262.9 million for the third quarter of 2014 from $170.1 million for the third quarter of 2013. The improvement was primarily due to increased load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of G.W. Palmer Logistics, Rich Logistics, ISI, and Active Aero. For the third quarter of 2014, these acquisitions collectively contributed incremental TL revenues of $79.7 million. TL operating income was $18.5 million, or 7.0% of TL revenues, for the third quarter of 2014 compared with $10.8 million, or 6.4% of TL revenues, for the third quarter of 2013.
LTL revenues, including fuel, increased 4.8% to $151.1 million for the third quarter of 2014 from $144.2 million for the third quarter of 2013. LTL operating income was $5.5 million, or 3.6% of LTL revenues, for the third quarter of 2014 compared with $10.9 million, or 7.6% of LTL revenues, for the third quarter of 2013.
Summary LTL operating statistics for the three and nine months ended September 30 are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30
	2014	2013	% Change	2014	2013	% Change
Operating ratio	96.4	92.4		95.4	92.5
Tonnage (in thousands of tons)	410.5	406.3	1.0%	1,197.0	1,180.6	1.4%
Shipments (in thousands)	643.8	628.5	2.4%	1,861.1	1,828.7	1.8%
Revenue per hundredweight (incl. fuel)	$18.33	$17.93	2.2%	$18.20	$17.91	1.6%
Revenue per hundredweight (excl. fuel)	$15.14	$14.73	2.8%	$14.96	$14.68	1.9%
Weight per shipment (lbs.)	1,275	1,293	(1.4%)	1,286	1,291	(0.4%)
Linehaul cost per mile (excl. fuel)	$1.29	$1.23	4.9%	$1.28	$1.23	4.1%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

TMS revenues increased 71.3% to $87.2 million for the third quarter of 2014 from $50.9 million for the third quarter of 2013. The improvement in revenue was primarily due to the acquisitions of Marisol International and Unitrans. For the third quarter of 2014, these acquisitions collectively contributed incremental TMS revenues of $35.3 million. TMS operating income was $6.7 million, or 7.7% of TMS revenues, for the third quarter of 2014 compared with $4.6 million, or 9.1% of TMS revenues, for the third quarter of 2013.

Conference Call
A conference call is scheduled for Wednesday, October 29, 2014 at 4:30 p.m. Eastern Time. To access the conference call, please dial 877-415-3181 (U.S.) or 857-244-7324 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 71938431. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, November 5, 2014, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 52296099. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, on demand expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance; Roadrunner's expectation that its LTL operating ratio will improve in future quarters as a result of management transition, operational and sales restructuring, and increased independent contractor additions, as well as pricing initiatives; Roadrunner's organic and acquisition related growth; the impact of Roadrunner's acquisitions; and Roadrunner's expected revenues, diluted income per share available to common stockholders, and weighted average diluted shares outstanding for the fourth quarter of 2014. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; Roadrunner’s ability to execute its acquisition strategy and to integrate acquired companies; Roadrunner’s international operations; Roadrunner’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the current economic environment; competition in the transportation industry; Roadrunner’s reliance on independent contractors to provide transportation services to its customers; and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$498,086	$363,156	$1,340,298	$994,444
Operating expenses:
Purchased transportation costs	347,247	253,158	926,600	687,422
Personnel and related benefits	55,533	39,816	148,574	111,342
Other operating expenses	61,781	41,933	174,559	116,405
Depreciation and amortization	6,319	4,029	16,788	11,230
Acquisition transaction expenses	1,926	561	2,305	851
Total operating expenses	472,806	339,497	1,268,826	927,250
Operating income	25,280	23,659	71,472	67,194
Interest expense	3,827	2,078	8,936	5,563
Income before provision for income taxes	21,453	21,581	62,536	61,631
Provision for income taxes	7,040	8,351	22,941	23,849
Net income available to common stockholders	$14,413	$13,230	$39,595	$37,782
Earnings per share available to common stockholders:
Basic	$0.38	$0.36	$1.05	$1.06
Diluted	$0.37	$0.35	$1.01	$1.01
Weighted average common stock outstanding:
Basic	37,920	36,407	37,827	35,666
Diluted	39,380	38,191	39,268	37,469

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$12,666	$5,438
Accounts receivable, net of allowances of $3,859 and $2,957, respectively	296,130	171,165
Deferred income taxes	2,332	1,847
Prepaid expenses and other current assets	44,775	35,010
Total current assets	355,903	213,460
Property and equipment, net of accumulated depreciation of $42,721 and $30,869, respectively	141,670	96,558
Other assets:
Goodwill and intangible assets, net	735,260	550,106
Other noncurrent assets	14,568	11,756
Total other assets	749,828	561,862
Total assets	$1,247,401	$871,880
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$10,000	$10,938
Accounts payable	127,110	67,141
Accrued expenses and other liabilities	48,108	33,271
Total current liabilities	185,218	111,350
Long-term debt, net of current maturities	433,581	181,702
Other long-term liabilities	82,735	78,463
Total liabilities	701,534	371,515
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 37,925 and 37,564 shares issued and outstanding	379	376
Additional paid-in capital	390,196	384,292
Retained earnings	155,292	115,697
Total stockholders’ investment	545,867	500,365
Total liabilities and stockholders’ investment	$1,247,401	$871,880

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com